EXHIBIT 14.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form F-3 No 333-98517, and Form S-8 No’s 33-15028, 333-13968, 333-14022 and 333-14024) of our report dated February 19, 2004, on the consolidated financial statements included in the Annual Report (Form 20-F) of Hanson PLC for the year ended December 31, 2003.

By: /s/ Ernst & Young LLP

Ernst & Young LLP

London, England
February 26, 2004